PFSweb Announces Receipt of Nasdaq Delisting Notice

ALLEN, Texas, February 9, 2022 (GLOBE NEWSWIRE) -- PFS (NASDAQ: PFSW) (the “Company"), a premier eCommerce order fulfillment provider, today announced that, as expected, on February 8, 2022, it received a determination notice (the “Notice”) from the staff of the Listing Qualifications Department of The Nasdaq Stock Market LLC (the “Nasdaq Staff”) indicating that unless the Company requests a hearing before the Hearings Panel (the “Panel”) by February 15, 2022, trading in the Company’s common stock would be suspended and subject to delisting based upon its non-compliance with Nasdaq’s filing requirement, as set forth in Listing Rule 5250(c)(1) (the “Rule”). The Notice was issued in accordance with standard Nasdaq procedures due to the delayed filing of the Company’s Form 10-Q for the period ended September 30, 2021.
The Company intends to request, prior to the February 15, 2022 deadline, a hearing before the Panel to request a stay of the Staff’s delisting determination (the “Request”). As a result of the filing the Request, the delisting of the Company’s common stock will be automatically stayed for fifteen days from the Request. If the Panel grants the Company’s request for a stay, any final delisting action will be further stayed until at least the Panel’s final determination following the hearing. At the hearing, which is generally held within 30 to 45 days after the Request, the Company will present its plan to regain compliance with the Rule and request the continued listing of its common stock on Nasdaq Capital Market pending such compliance. There can be no assurance that the Panel will grant the Company’s requests.
If the Company fails to timely file a Request, the Nasdaq Staff will suspend its common stock from trading on the Nasdaq Capital Market at the opening of business on February 17, 2022 and take action with the Securities and Exchange Commission to remove the Company’s common stock from listing on the Nasdaq Global Market.
As previously disclosed, the delay in the filing of the Company’s financials for the period ending September 30, 2021, is a result of the complex tax implications and labor-intensive closing process associated with the sale of the LiveArea business unit on August 25, 2021, and the required financial reporting and accounting segmentation of previously commingled business entities. The delay is not related to any historical issues with PFSweb’s accounting practices or the underlying financial performance of the ongoing PFS business.
This announcement is made in compliance with Nasdaq Listing Rule 5810(b), which requires prompt disclosure of receipt of a delisting notification.
About PFS
PFS, the business unit of PFSweb, Inc. (NASDAQ: PFSW) is a premier eCommerce order fulfillment provider. We facilitate each operational step of an eCommerce order in support of DTC and B2B retail brands and specialize in health & beauty, fashion & apparel, jewelry, and consumer packaged goods. Our scalable solutions support customized pick/pack/ship services that deliver on brand ethos with each order. A proven order management platform, as well as high-touch customer care, reinforce our operation. With 20+ years as an industry leader, PFS is the BPO of choice for brand-centric companies and household brand names, such as L’Oréal USA, Champion, Pandora, Shiseido Americas, Kendra Scott, the United States Mint, and many more. The company is headquartered in Allen, TX with additional locations around the globe. For more information, visit www.pfscommerce.com or ir.pfsweb.com for investor information.

For media:
Longacre Square Partners
Dan Zacchei/Joe Germani/Ashley Areopagita
PFSweb@longacresquare.com

Investor Relations:
Cody Slach and Jackie Keshner
Gateway Investor Relations
1-949-574-3860
PFSW@gatewayir.com